Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS JANUARY SAME-STORE SALES UP 6.8%

GOODLETTSVILLE, Tenn. – February 8, 2007 – Dollar General Corporation (NYSE: DG) today reported total retail sales equaled $832.1 million for the January five-week period ended February 2, 2007 compared with $745.7 million for the five-week period ended February 3, 2006, an increase of 11.6 percent.  Same-store sales for the five-week period increased 6.8 percent. By merchandise department, the primary drivers of same-store sales increases in the current year period were food, holiday events, basic apparel, home products, pet supplies, and health and beauty care.  Increased markdowns incurred in connection with the Company’s efforts to minimize the carryover of seasonal and other non-core merchandise contributed significantly to sales in holiday events, basic apparel and home products. Excluding sales in 103 stores, which are in the process of liquidating inventories in anticipation of closing, same-store sales increased 6.6 percent in the January period.

For the Company’s 13-week fiscal quarter ended February 2, 2007, total retail sales equaled $2.55 billion compared with $2.48 billion for the prior year quarter ended February 3, 2006, which included 14 weeks. Same-store sales, based on the comparable 13-week period, increased 5.8 percent.

For the 52-week fiscal year ended February 2, 2007, total retail sales equaled $9.17 billion compared with $8.58 billion for the 53-week fiscal year ended February 3, 2006. Same-store sales, based on the comparable 52-week period, increased 3.3 percent.

During the fiscal year ended February 2, 2007, the Company opened 536 stores, relocated 53 stores, and closed 156 stores, including 48 stores closed in connection with the Company’s previously announced store revitalization efforts.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,309 neighborhood stores as of February 2, 2007.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.